EXHIBIT 10.39

CVS Caremark Corporation

Senior Executive Severance Policy

It is the policy of CVS Caremark Corporation (the “Company”) that the Company shall not enter into a Future Severance Agreement with a Senior Executive providing Benefits in an amount exceeding the Severance Benefits Limitation unless such Future Severance Agreement receives shareholder approval.

For purposes of this Policy the following terms shall have the indicated meanings:

“Benefits” means the (i) cash amounts payable by the Company in the event of termination of the Senior Executive’s employment, (ii) special benefits or perquisites provided in the event of termination of the Senior Executive’s employment, and (iii) payments, including tax gross-ups, related to offsetting the Senior Executive’s excise taxes under Section 4999 of the Internal Revenue Code.  The term “Benefits” includes both lump-sum payments and the estimated present value of any periodic payments made or special benefits or perquisites provided following the date of termination of a Senior Executive’s employment with the Company.

Notwithstanding the foregoing, the term “Benefits” does not include:

•                  Salary, incentive compensation, vacation pay and other compensation and benefits earned or accrued prior to the date of the termination of the Senior Executive’s employment including, without limitation, the pro-rata portion (based on the portion of the performance period elapsed through the date of termination) of any outstanding annual or long-term incentive award;

•                  Compensation and awards provided under the terms of any deferred compensation, retirement or savings plans;

•                  The payment, vesting, acceleration or other handling of previously granted equity or equity-based awards (including payment of cash in lieu of issuing shares in connection with the vesting or exercise of an equity or equity-based award) provided under plans, programs or arrangements applicable to one or more groups of employees in addition to the Senior Executives;

•                  The value of health and welfare benefits provided for up to 2.99 years following termination or amounts paid in lieu thereof;

•                  Post-termination and other special benefits or perquisites provided under plans, programs or arrangements of the Company applicable to one or more groups of employees in addition to the Senior Executives;

•                  Amounts paid for post-termination covenants (such as a covenant not to compete);

•                  Amounts payable under retention plans implemented in connection with corporate transactions;

•                  Amounts paid to “make-whole” any forfeiture of benefits from a prior employer; or

•                  Any payment that the Management Planning and Development Committee (the “Committee”) determines in good faith to be a reasonable settlement of any potential claims against the Company.

“Effective Date” means March 31, 2011, the effective date of this Policy.

“Future Severance Agreement” means an employment, severance or termination agreement between the Company (or one of its subsidiaries) and a Senior Executive relating to termination of employment entered into after the Effective Date, including any material modification (but excluding any mere extension or renewal) made after the Effective Date to an employment, severance or termination agreement with a Senior Executive that is in effect as of the Effective Date.

“Senior Executive” means a person who at the time of entering into a Future Severance Agreement has been determined by the Company to be subject to the reporting requirements of Section 16 of the Securities Exchange Act of 1934, as amended.

“Severance Benefits Limitation” means 2.99 times the sum of (i) the Senior Executive’s annual base salary, plus (ii) the Senior Executive’s target annual bonus, each as in effect immediately prior to the date of the Senior Executive’s termination of employment.  For purposes of clause (ii) of the preceding sentence, the amount of annual bonus shall be determined without regard to form of payment (e.g., cash, equity or other property).

The Committee shall make any necessary determinations regarding the interpretation of the provisions of this Policy, in its sole discretion, including but not limited to determination of the value of any Benefits provided.

The Committee shall have the right to amend, waive or cancel this Policy at any time if it determines in its sole discretion that such action would be in the best interests of the Company, provided that any such action shall be promptly disclosed.